Exhibit 10.1
CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
TREATMENT. BRACKETED ASTERISK ([*]) DENOTES OMISSIONS.
BRIDGE AMENDMENT TO THE
APPLIED MATERIALS — ADVANCED ENERGY GSA
THIS AMENDMENT is made as of the 26th day of January, 2011 (the “Amendment Date”), with respect to that certain Global Supply Agreement dated August 29, 2005 (the “GSA”) between Applied Materials, Inc. and Advanced Energy Industries, Inc. (as defined in the GSA, “Supplier”).
1.	Continuation and Extension of GSA.
a.
Capitalized terms used in this Amendment shall (unless separately defined in this Amendment) have the same meaning as in the GSA. Except to the limited extent expressly modified by this Amendment, the GSA shall remain unmodified and in full force and effect.

b.
The parties agree that the Addendum to the GSA dated as of July 13, 2005, as later amended as of January 23, 2007 (sometimes called the TFG Addendum) was terminated as of August 29, 2008, and neither party has any further obligations thereunder.

c.
The parties agree that the Applied part numbers, prices, and IP classifications listed on the attached “Attachment 1” are all included on Attachment 1 to the GSA as of the Amendment Date. (This is a non-exclusive listing of the Items that are on Attachment 1 as of the Amendment Date, and does not remove any Item from Attachment 1 or waive any commitment either Party may have otherwise made in writing to include or add an Item to Attachment 1 at a future date.)

2.
Continuation of Contracts and Amendments. The Parties expressly agree that all amendments and addenda to the GSA and all separate contracts continue in effect without modification by this Amendment. The amendments and contracts that remain in effect include, by way of example and not limitation, the following: Amendment to the GSA regarding the [*], Addendum to the GSA for the [*] Addendum, Shipping Amendment to the GSA, [*].

3.	Replacement, Insertion, and Deletion of Certain GSA Sections. The following provisions of the GSA are hereby replaced, deleted or inserted as set forth below.
a.	Section 1(b) is replaced with the following:
“Applied” means Applied Materials, Inc., on behalf of itself and its subsidiaries existing on or after the Effective Date, including without limitation Applied Materials South East Asia Pte. Ltd. and Applied Materials Europe BV.
b.	Section 1(l) is replaced with the following:
“Specifications” means such drawings, designs, instructions, technical or performance requirements or other technical information relating to the design, development, manufacture, installation, assembly, testing and/or use of one or more Items. The Specifications for a particular unit of an Item are the Specifications in place for that Item at the time that unit is ordered by Applied. Through Applied’s Engineering Change Order (ECO) process, the Specifications for an Item can change. The revised Specifications will apply to units of the Item ordered after the ECO is implemented by Supplier in accordance with the ECO process; however, unless otherwise agreed by Applied and Supplier, the ECO will not modify the Specifications that are applicable to any unit of that Item ordered by Applied before the ECO was implemented.

c.	Section 1(j) is replaced with the following:
“Sub-tier Supplier” means a member of Supplier’s direct or indirect sub-tier supply base (including, without limitation, subcontractors and vendors of Supplier, and of Supplier’s subcontractors and vendors) that provides goods and/or services in connection with an Item.
d.	Section 2(b) is replaced with this following:
4.
Term. The GSA shall, unless terminated as set forth in Section 21 (Termination), continue in effect for at least thirty-six (36) months after January 28, 2011. Subject to the minimum thirty-six (36) month term, this Agreement shall continue until either party provides nine (9) months prior written notice to the other party of such party’s desire to allow this Agreement to expire. The effective period of this Agreement is referenced as the “Term.”

a.	Section 3(e) is replaced with the following:
Purchases by Authorized Third Party. Certain Items may be incorporated into subassemblies or other products made for Applied by a third party. In such event, Applied may designate the third party as authorized to purchase such Item(s) from Supplier and, upon Supplier’s receipt of notice thereof, Supplier shall enter into an agreement with such third party to sell such Item(s) to such third party on terms (including [*]) [*] the terms set forth in this Agreement specifically for use on subassemblies or other products that such third party will sell directly to Applied. Although Applied will have the right to require such a contract between Supplier and a third party designated by Applied to be on terms[*] the terms set forth in this Agreement, Applied will not be a party to the negotiations, nor a party to the resulting contract, between Supplier and such a designated third party.
b.	Section 4(c) is replaced with the following:
Transportation Costs. Pursuant to Section 6(b), below, Applied pays transportation charges directly to certain common carriers designated by Applied. For those Items where Applied pays such charges, pricing in a quotation or invoice or as set forth in Attachment 1 shall not include any transportation costs. For all other Items, all costs for shipping, import/export fees, customs, and other transportation expenses shall be separately identified and itemized by Supplier in each quotation or invoice or on Attachment 1.
c.	Section 4(d) is replaced with the following:
Price Adjustments. Supplier shall implement all committed price [*] set forth in this Agreement and on Attachment 1. All quantities of Items purchased by Applied and its subsidiaries purchasing under this Agreement will be aggregated for purposes of calculating applicable price adjustments. Any change in circumstances (such as a change in Applied’s [*], or a change in industry conditions), may result in a review of Agreement terms and/or negotiated adjustment in the Contract Price. Subject to Sections 9(b), 11(g) and 11(h) of this Agreement regarding prohibited activities, [*], and [*] any good which is [*], at a [*] price than the Contract Price, then [*] agrees to notify [*] thereof and, if [*] and to [*].
d.	In Section 5(c), “[*]” in the last sentence is replaced with “[*]” In addition, the following language is inserted at the end of Section 5(c):
If, pursuant to Section 5(c)(iii), Applied purchases products comparable to an Item in the open market or from other suppliers and charges Supplier the cost differential, Applied will have the right to continue implementing this cover remedy in accordance with Section 5(c)(iii) for a period of [*]. During this [*] period, Applied shall not be required, as a condition of implementing this cover remedy, to continue to issue Authorized Demand Signals to Supplier unless Supplier has without qualification committed in writing to accept Applied’s Authorized Demand Signal at the Contract Price and to deliver the Items when and as required by this Agreement. If the root cause(s) of the late delivery or failure to deliver the Items on time is cured prior to the expiration of this [*] period, and if Supplier without qualification commits to deliver those Items on time and in full compliance with the GSA, then Applied’s right to cover those Items will end. Each Item (by Applied part number) will have its own [*] cover period. In addition, if a [*] period commences as to a particular Item, the root causes for that delay or failure to deliver on time are cured, and then a new delay or failure to deliver on time arises, a new [*] cover period will commence for that Item.

e.	The following provision is added as a new subsection (p) to Section 11 of the GSA:
(p) Audit. Supplier shall permit Applied, and cause its employees and agents to permit Applied, after reasonable written notice to Supplier (and in any event not less than [*] in advance), to take reasonable steps to audit and verify compliance with Sections 9 and 11. During this notice period, if requested by Supplier, Applied will discuss the scope and purpose of the audit with Supplier, and will escalate that discussion as appropriate within Applied’s Global Sourcing Organization (GSO) or its successor organization. In addition, upon Applied’s request, Supplier shall provide to Applied a record of all Sub-tier Suppliers and other persons to whom Confidential Information was disclosed by Supplier or by another person, the Confidential Information that was disclosed to such person, and the date such Confidential Information was retrieved from such person. The following additional provisions will apply to any audit under this Section 11(p) to the extent that Supplier agrees to allow Applied to access data or other information on or through Supplier’s computer systems in the course of the audit: (i) The audit of Supplier’s data and its information systems will be conducted using Encase software, or a similar program chosen by Applied and reasonably acceptable to Supplier. (ii) Applied may engage a third-party service to assist in data extraction, and Supplier IT personnel will assist in that effort. (iii) The third-party inspector (if engaged) will perform analytical tasks on specified systems, and Supplier IT personnel will ensure that the inspection does not disrupt Supplier’s business operations or modify its data. (iv) Any external services contracted by Supplier or Applied regarding data extraction/examination will agree in writing to keep all confidential information of Supplier in confidence; not to use any such information for any purpose other than this inspection; not to disclose any such information to any person other than Applied; and not to disclose any such information to Applied until after working with Applied to narrow the disclosure of such information to what is reasonably necessary to enable Applied to ensure compliance with the GSA and to protect Confidential Information and Applied’s IP Rights. If the inspector discloses any such information to Applied in accordance with the foregoing sentence, Applied shall keep all of Supplier’s confidential information provided under this Section 11(p) in confidence, except that disclosures required by law are permitted if Applied takes reasonable measures, or affords Supplier a reasonable opportunity to pursue measures, such as protective orders or requests for confidential treatment, to protect Supplier’s intellectual property rights in such proceedings. After the inspection is completed, the third-party inspector shall return to Supplier all confidential information of Supplier, if any, in such inspector’s possession, custody or control.
f.	The second and third sentences in Section 12(e), Remedies, are deleted and replaced with the following:
Applied will be required to [*] above unless Supplier [*] within the time period required to meet the volume manufacturing needs of Applied or the commercial needs of Applied’s customer, provided that Supplier shall be given a minimum of [*], after return of an Item by Applied, [*]. If Applied elects to [*] as set forth in subsection [*] above, then Applied agrees that [*] for which the [*], including the [*] of the [*].
g.	The last sentence in Section 12(e), Remedies, is deleted and replaced with the following:
Applied may notify Supplier of defects and nonconformances and communicate its elected remedy by delivery of notice in the form of a “Supplier Corrective Action Request” as set forth in Attachment 8a on the Applied Web Site or in accordance with the Discrepant Material Report (“DMR”) and closed-loop corrective action processes as set forth in Attachment 8b located on the Applied Web Site.

h.	Section 15(b) is replaced with the following:
Design and Process Change Communication. After Applied has approved the First Article, Supplier shall not make any change to the design (firmware, hardware or software) of the Item that may alter the Specifications or the form, fit, function [*] of parts without first submitting a “Supplier Problem Sheet (SPS)” as set forth in Attachment 12 on the Applied Web Site. Supplier will not make changes to the manufacturing process of such Items, including a transfer of any portion of the design, manufacturing, or assembly process to a different facility, without first submitting a “Supplier Notification Form (SNF)” as set forth in Attachment 13 on the Applied Web Site.
i.	Section 15(c) is replaced with the following:
Other Changes and Equitable Adjustments. Applied may, upon notice to Supplier, require Engineering Change Orders (“ECOs”) with respect to an Item to address (i) safety problems related to an Item, (ii) an Item’s non-compliance with governmental regulations or laws in place at the time of delivery of an Item to Applied, or (iii) performance problems or concerns arising from the Item’s noncompliance with its written Specifications, and Applied may request an ECO with respect to an Item for other reasons. Supplier’s expectations and responsibilities associated with ECOs are set forth in Attachment 14, “ECO Process Requirements” on the Applied Web Site. With respect to an ECO required by Applied, or an ECO requested by Applied and approved by Supplier, Supplier shall meet such requirements in a timely and cost effective manner. The price for any Item for which Applied has issued an ECO will be adjusted up or down based on [*]. If the required change causes the part number to change and thus become a “new Item”, the new Item will be added to Attachment 1 and the price for the new Item will be the price of the original Item before the change, adjusted up or down based on [*] for that Item. Either party may submit a request for a price change based on an ECO. Supplier shall supply the original Item and/or the new Item in accordance with Applied’s request. No claim by Supplier for adjustment under this subsection shall be valid unless in writing and received by Applied within [*] from the date of Supplier’s receipt of the notice of such change; provided, however, that such period may be extended upon the written approval of Applied, and provided that so long as Supplier asks Applied for additional time in writing within this [*] period, Applied will not unreasonably withhold consent for an extension up to [*].
j.	Section 15(e), Ozone Depleting Chemical, is replaced with the following:
Compliance with Minimum Environmental, Health & Safety Requirements. Supplier, Supplier’s Subsidiary and Sub-tier Suppliers shall comply with, any applicable environmental, health or safety law, rule, regulation, order, decree or ordinance, as well as those environmental, health and safety requirements set forth in Attachment 3d entitled “0250-27105, Minimum Product EHS Requirements for Items” located on the Applied Web Site.
k.	Section 16, Management of Inventory, is replaced with the following:
(a) Designation of Inventory [*] Items. Applied may designate certain Items as “Inventory [*] Items” by (i) reporting a [*] “Target Inventory” quantity for that Item in an authorized inventory planning tool, or (ii) identifying an Item as an Inventory [*] Item on Attachment 1, or otherwise providing Supplier with written or electronic notice of such designation. Unless otherwise agreed, Applied will only designate an Item as an “Inventory [*] Item” if Applied intends to order that Item from Supplier [*]. So that Applied can set appropriate Target Inventory quantities, Supplier shall actively maintain accurate [*] for all Items in such authorized inventory [*], using the definition of [*] designated by Applied from time to time for this purpose. (Applied must have the right to designate a definition of [*] with respect to putting data into Applied’s [*] inventory [*] will use the data input by Supplier to [*] Target Inventory quantity, and if Supplier uses a different understanding of the [*] than Applied intends, [*].) Supplier agrees to manufacture and stock such Inventory [*] Items in accordance with this Section 16; and/or, if requested by Applied, a separate written agreement between Applied and Supplier.

(b) Forecasts. Applied may periodically issue to Supplier rolling forecasts setting forth projected demand for Items, whether by specific divisions or otherwise (“Applied Forecasts”). Applied Forecasts are intended for planning purposes only and shall not constitute a binding purchase commitment of Applied. If Applied designates an Inventory [*] Item under Section 16(a)(ii), and does not specify a “Target Inventory” quantity for it in [*] inventory [*], then that Item’s Target Inventory quantity shall equal the [*] forecasted demand for that Item in the most recent and most specific Applied’s Forecast for that Item. (The Parties may modify this number of weeks for any particular Item in Attachment 1.)
(c) Inventory Levels and Tracking Requirements. Unless otherwise designated in Attachment 1 or a separate written agreement, Supplier will maintain the “Target Inventory” quantity, if any, of each Inventory [*] Item as specified by Applied from time to time. All Inventory [*] Items manufactured by Supplier to meet a then-current Target Inventory quantity shall be considered [*] Inventory” under this Agreement. When Supplier is creating inventory levels to satisfy required Target Inventory levels of [*] Inventory, any reduction in quantity of Inventory [*] Items that were ordered pursuant to an Authorized Demand Signal, or any quantity of Items ordered pursuant to an Authorized Demand Signal that is later cancelled by Applied, shall be returned to Supplier’s inventory and Supplier will increase its inventory levels accordingly. Supplier shall monitor and report its work-in-process and Inventory [*] Item count to Applied for all [*] Inventory.
(d) Claim for [*] Items. If Applied has not taken delivery of any unit of a particular Inventory [*] Item in [*] Inventory within [*] from the date of Applied’s last receipt of that unit, Supplier may then submit a claim [*] Items (“[*] Items”) to Applied within [*] from the end of such [*] period. (Each Applied part number that is an Inventory [*] Item will be measured separately to determine when [*] has elapsed with no receipt by Applied of any unit of that Applied part number.) Supplier’s failure to submit such a claim within this [*] period shall constitute waiver of [*] Items and Applied shall be released from all liability relating to such [*] Items.
(e) Claim for [*] Items. An Inventory [*] Item in [*] Inventory will be considered an “[*] Item” when Applied provides notice to Supplier that such Inventory [*] Item is an [*] Item.” If Supplier desires to submit a claim for [*] Items, then Supplier shall submit a claim for such [*] Item(s) within [*] from the date on which Applied notifies Supplier that the Inventory [*] Item(s) are [*] Items. Supplier’s failure to submit such a claim within this [*] period shall constitute a waiver of any claim [*] Items and Applied shall be released from all liability relating to such [*] Items.
(f) Scope of Claim. Applied will not be liable for [*] Inventory other than as described in this Section 16. In addition, no claim for [*] payment for [*] Inventory shall be made in the following situations: (i) any termination by Applied pursuant to Section 21(a) (Termination for Default); (ii) if Supplier has [*]; (iii) Supplier errors in production; (iv) if Supplier has been paid for such Items previously or has made a claim for [*] payment for such Items previously; (v) if such Items are “Commercial Off-the-Shelf Items” meaning Items that are standard or stock items in the industry in contrast to Items manufactured to build-to-print specifications of Applied or its customer, except to the extent [*] Items [*]; (vi) if Supplier has failed to fulfill its obligations to meet with Applied in accordance with Section 16(i), unless Supplier is unable to do so because of actions of Applied; (vii) if such Items were not disclosed by Supplier to Applied on each report required by Section 16(i) when each such report was due, provided that a failure to disclose Items on one report will not cause this exception (vii) to apply if Supplier does disclose those Items in writing to Applied within [*] after the Items should have been disclosed; or (viii) if Supplier materially fails to participates in Applied’s ECO process as reasonably requested by Applied, including without limitation providing accurate information about such Items that will be affected by a proposed ECO and that Supplier has in inventory or on order so that Applied can plan its ECO implementation to minimize the quantity of on-hand and/or on-order Items that will be made obsolete by the ECO.

(g) Claim Process. Any claim made under this Section 16 will be addressed based on [*]. Supplier is responsible for [*] Inventory [*] Items [*] Inventory [*] and otherwise making all efforts to mitigate the cost to Applied in any such claim. Any claim shall be supported by reasonable evidence including a detailed listing of the relevant Inventory [*] Item [*], documentary evidence that the [*] Inventory required for that Inventory [*] Item and was not subsequently purchased by Applied; and a detailed description of Supplier’s efforts to mitigate the costs to Applied. Supplier’s claim will be based solely on costs incurred as a result of Applied’s actions or obsolescence. No [*] shall be considered in calculating such claims. Applied reserves the right to physically audit the inventory levels identified in the claim. Such audit shall be conducted in accordance with Section 19(e) (Financial Statements and Right to Audit).
(h) Disposal of [*] and [*] Items. Supplier agrees to physically dispose of all [*] Items as directed in writing by Applied. [*] Items that are to be delivered [*] must be delivered in accordance with the requirements of this Agreement and/or any supplemental instructions provided by Applied. In lieu of [*], Applied may require that Supplier [*] Items [*], and Supplier shall comply with this requirement in accordance with Applied’s instructions and provide Applied with [*] (as set forth in Attachment 17 entitled “Certificate of Destruction” located on the Applied Web Site).
(i) Materials Liability Review Meetings. Designated representatives of each party shall attend a meeting (each, an “Inventory Review Meeting”) at the beginning of each Applied fiscal quarter at such dates and times as agreed to between the Parties. On the business day immediately before each Inventory Review Meeting (or by the tenth day of the first month of each Applied fiscal quarter, whichever comes first), Supplier shall provide a report in Microsoft Excel format (or another mutually agreed-upon written or electronic format) to Applied identifying Supplier’s [*] inventory levels [*] Inventory, listed by Applied part number, and showing [*] Item [*], a description in reasonable detail of all actions taken by Supplier [*]. At each Inventory Review Meeting, the Parties will share information to coordinate their combined operations, and discuss the report provided by Supplier. From time to time, the Parties may mutually agree upon the specific format for Supplier’s report and Supplier shall thereafter provide such report in the agreed-upon format; however, no failure to agree on a format shall relieve Supplier from providing this report in a commercially reasonable format when and as required by this Section 16(i).
l.	Section 17, Management of Sub-tier Suppliers, is replaced with the following:
(a) Sub-tier Suppliers. After Applied has approved of the First Article of an Item, Supplier shall not subcontract with any new or different Sub-tier Supplier as to such Item without the prior written approval of Applied. Supplier agrees to use best efforts to inform Applied of any process or Sub-tier Supplier changes related to Items (including, for example, obsolescence of components, any changes in the manufacturing process of a Sub-tier Supplier, or a transfer of any portion of the design, manufacturing, or assembly process to a different facility), not less than [*] days prior to the date the Supplier or Sub-tier Supplier is contemplating the implementation of the change, and further agrees that any such notice will not be less than [*] days prior the change, by following the notification processes set forth in Attachment 13 entitled “Supplier Notification Form (SNF)” located on the Applied Web Site.
(b) Sub-tier Supplier’s Obligations.
(i) Supplier will communicate to all Sub-tier Suppliers each action that is required of Sub-tier Suppliers by another provision of this Agreement (including but not limited to Sections 15 and 17(a)), and their obligations to comply with all Specifications, quality, manufacturing and other technical requirements that may be necessary in order for the Sub-tier Supplier to timely deliver conforming Items, or any portion thereof, to the Supplier for the benefit of Applied.

(ii) Supplier will not provide any Confidential Information to any Sub-tier Supplier (or other third party authorized by Applied to receive or obtain, directly or indirectly, Confidential Information) unless that Sub-tier Supplier (or other third party) has entered into a signed, written agreement requiring that Sub-tier Supplier (or other third party) (collectively, “Recipients”) to hold all Confidential Information in confidence and not to use the Confidential Information in any way, except on behalf of Supplier in performing Supplier’s obligations hereunder for the benefit of Applied, and to protect the Confidential Information, and not to engage in the activities prohibited by this Agreement, upon substantially similar terms to those set forth in Section 9 above.
Upon Applied’s request, Supplier will actively enforce Supplier’s rights under such agreements for the benefit of Applied, including but not limited to retrieving Confidential Information from Recipients.
(c) Mandated Sub-tier Suppliers. “Special Process” means a process that is specifically designated as such by Applied, which may include, but is not limited to, causing a metallurgical change to the base material such as heat treating, forging or hardening processes; joining materials by welding, brazing, or other bonding process; or providing a coating or surface treatment such as cleaning, electropolishing, plating, painting, or anodizing. As to any Item(s) which require a Special Process, Supplier must use (and cause Sub-tier Suppliers to use) one or more of the suppliers and otherwise follow the requirements identified in Attachment 18 entitled “Applied Materials Special Process Supplier Approval List” located on the Applied Web Site.
m.	Section 21, Termination, is replaced with the following:
(a) Termination for Default.
(i) Notice By Applied. Applied may give Supplier notice of default of this Agreement or of any Authorized Demand Signal if (1) Supplier fails to deliver Items in accordance with the delivery times, Specifications, and other requirements of this Agreement, or otherwise materially breaches this Agreement; (2) Supplier anticipatorily repudiates any material provision of this Agreement and fails to provide adequate assurance to Applied of Supplier’s future performance; or (3) Supplier becomes insolvent, files a petition for relief under any bankruptcy, insolvency or similar law, or makes an assignment for the benefit of its creditors.
(ii) Notice By Supplier. Supplier may give Applied notice of default of this Agreement, in whole but not in part, if (1) Applied materially breaches this Agreement (2) Applied anticipatorily repudiates Section 8, 11, or 26(a) of this Agreement and fails to provide adequate assurance to Supplier of Applied’s future performance; or (3) Applied becomes insolvent, files a petition for relief under any bankruptcy, insolvency or similar law, or makes an assignment for the benefit of its creditors.
(iii) Notices of Default and Cure Period. Any notice of default shall be in writing, reference this Section 21(a), state whether the notice relates to a specified Authorized Demand Signal (under i above) or to this Agreement (under i or ii above), and specify the basis for such notice (the “Defaulting Condition”). No cure period shall be available, and this Agreement shall terminate immediately after the notice of default, if (1) the Defaulting Condition is a negligent, knowing or willful material breach of Section 9 or Section 11, or (2) the Defaulting Condition is anticipatory repudiation, or if it cannot reasonably be cured. No cure period shall be available for termination of an Authorized Demand Signal for default. For all other Defaulting Conditions, the defaulting party shall have [*] days in which to cure the Defaulting Condition, and the Agreement shall not terminate if the defaulting party cures the Defaulting Condition within such cure period.

(iv) After Termination for Default. Upon any termination by Applied pursuant to this Section 21(a), Supplier shall:
(1) continue to supply any portion of the Items for which this Agreement is not cancelled;
(2) be liable for [*] additional costs, if any, incurred by Applied for the purchase of similar goods and services to cover such default, provided that
(a)
if the termination for default is of an Authorized Demand Signal, such additional costs shall be [*] (which cost may include premium costs for expedited delivery and administrative costs), provided that [*],

(b)
if the termination for default is of this Agreement, such additional costs shall be for (i) the [*] at the time of such termination, plus (ii) [*] (which cost may include premium costs for expedited delivery and administrative costs) for commercially reasonable substitutes for those Items, provided that the cost differential for each Item [*], and provided that the cost differential will [*] where such purchases are made by Applied during the Post-Termination Period as defined below; and

3) at Applied’s request, Applied and Supplier will discuss and potentially negotiate transferring title and delivery to Applied: (a) any completed Items, (b) any partially completed Items, and (c) all unique materials and tooling subject or relating to the termination, at which time Applied will be liable to Supplier for the fair market value of all such Items, material and tooling so transferred (excluding such material or tooling provided to Supplier by Applied). Termination of the Agreement under this Section 21(a) shall constitute “cancellation” under the Uniform Commercial Code as adopted in California.
The “Post-Termination Period” means [*]: (i) [*] after effective date of the termination of this Agreement or (ii) [*].
(b) Termination of an Authorized Demand Signal for Convenience.
(i) In addition to either Party’s rights under Section 2(b) and under Section 21(a), Applied may terminate any Authorized Demand Signal in whole or in part at any time for Applied’s convenience by giving Supplier notice which shall state the extent of the termination and the conduct required of Supplier in connection therewith. Such a cancellation may be for any reason including a reduction in the quantity of an Item ordered under an Authorized Demand Signal. Supplier will use commercially reasonable efforts to mitigate any damages incurred in connection with such termination. Within [*] from the date on which Supplier receives such notice, Supplier shall deliver to Applied [*], in the form and containing such documentation as required by Applied. In no event, shall [*] include any [*].
(ii) Failure by Supplier to deliver such [*] within this [*] period shall constitute a waiver by Supplier of [*] and a release of all Applied’s liability arising out of such termination.
(iii) If Applied does not agree with [*], Applied and Supplier will [*]. If Applied and Supplier [*] after receipt by Applied of the [*] from Supplier, then the [*] will be conclusively presumed to be the [*] (provided that [*]): (1) the [*] for all Items delivered to Applied pursuant to the Authorized Demand Signal prior to the date of Applied’s termination; (2) the [*] for all Items [*] prior to the date of termination, provided such Items are promptly [*]; (3) the [*] relating to Items ordered pursuant to the Authorized Demand Signal, [*] Commercial-Off-The-Shelf components either manufactured or procured by Supplier, and an amount [*]; and (4) the [*] as a direct result of [*]. Applied’s [*] pursuant to clauses (3) and (4) above shall be subject to Supplier’s obligation to use commercially reasonable efforts to mitigate any such costs.

(iv) This Section 21(b) sets forth Supplier’s sole remedies, and Applied’s entire liability to Supplier, in the event of a termination of an Authorized Demand Signal by Applied for convenience, other than Supplier’s remedy and Applied’s liability as set forth in Section 16.
(c) Post Termination Consequences. On the date of termination or expiration of the Agreement for any reason, Supplier shall (i) stop work being performed by Supplier pursuant to the Agreement, (ii) cancel orders for parts and/or materials with Supplier’s Sub-tier Suppliers and cease ordering any such parts and/or materials, (iii) cancel work being performed by Supplier’s Sub-tier Suppliers, (iv) cancel any sublicense granted to Sub-tier Suppliers in accordance with this Agreement, (v) fully cooperate with Applied to minimize any adverse effect on Applied or its customers, and (vi) perform those other obligations set forth in this Agreement upon the termination or expiration of this Agreement.
n.	Section 22, Disclaimer and Limitation of Liability, is replaced with the following:
(a) NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, UNDER ANY EQUITY, COMMON LAW, TORT, CONTRACT, ESTOPPEL, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, FOR ANY (A) SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR (B) DAMAGES RESULTING FROM LOSS OF SALE, BUSINESS, PROFITS, DATA, OPPORTUNITY OR GOODWILL, EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF THE PARTIES HAS BEEN ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING DAMAGES. NOTWITHSTANDING THE FOREGOING, THIS SECTION 22(a) SHALL NOT APPLY TO OR OTHERWISE LIMIT ANY DAMAGES THAT ARE EXPRESSLY RECOVERABLE UNDER ANOTHER SECTION OF THIS AGREEMENT, OR ANY DAMAGES ARISING OUT OF OR RELATED TO (i) SUPPLIER’S BREACH OF SECTION 9 (CONFIDENTIALITY AND PROHIBITED ACTIVITIES, (ii) A BREACH BY EITHER APPLIED OR SUPPLIER OF SECTION 11 (INTELLECTUAL PROPERTY RIGHTS), OR EITHER PARTY’S INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S OR A THIRD PARTY’S INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS, (iii) THE FRAUD OR WILLFUL MISCONDUCT OF APPLIED OR SUPPLIER, (iv) SUPPLIER’S OBLIGATIONS UNDER SECTION 23 (INDEMNITY) TO THE EXTENT THE INDEMNIFIED LIABILITIES (AS DEFINED THEREIN) ARISE FROM OR RELATE TO A CLAIM, DEMAND, SUIT, ACTION OR PROCEEDING BROUGHT OR THREATENED TO BE BROUGHT BY SUPPLIER OR A THIRD PARTY, OR (v) PERSONAL INJURY OR PROPERTY DAMAGE.
(b) IN NO EVENT SHALL SUPPLIER’S AGGREGATE LIABILITY TO APPLIED, UNDER ALL OF THE FOLLOWING PROVISIONS OF THIS AGREEMENT TAKEN TOGETHER, THROUGHOUT THE ENTIRE TERM OF THIS AGREEMENT, EXCEED [*]: SECTION 5(c)(iii), SECTION 12(e)(iii), DAMAGE TO APPLIED’S PROPERTY RESULTING FROM A DEFECTIVE OR NON-CONFORMING ITEM, SECTION 21(a)(iv)(2), AND SECTION 23(a)(i), (ii), (iii), OR (iv). THIS SECTION 22(b) SHALL NOT APPLY TO OR OTHERWISE LIMIT ANY OTHER LIABILITY OF SUPPLIER TO APPLIED, INCLUDING BUT NOT LIMITED TO ANY LIABILITY ARISING UNDER SECTIONS 5(c)(i) AND (ii), SECTION 12(e)(i) AND (ii), OR SECTION 23(a)(v), OR ANY LIABILITY ARISING OUT OF OR RELATING TO SUPPLIER’S BREACH OF SECTION 9, SUPPLIER’S INFRINGEMENT OR MISAPPROPRIATION OF APPLIED’S OR A THIRD PARTY’S INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS, OR PERSONAL INJURY. On or within thirty (30) days after each anniversary of the Effective Date of this Agreement, Supplier shall notify Applied in writing if the liability limit under this Section 22(b) has been reduced by any amount paid or incurred by Supplier since the previous anniversary of the Effective Date, itemizing each such amount and describing it in reasonable detail. The liability limit under this Section 22(b) shall be conclusively deemed not to have been reduced by any amount paid or incurred by Supplier since the previous anniversary of the Effective Date unless that amount is reported to Applied when and as required by the preceding sentence.

o.	Section 24, Import and Export Requirements, is replaced with the following:
(a) General. Both parties shall comply with all applicable import and export control laws or regulations (“Import and/or Export Laws”) promulgated and administered by the laws of the United States or the government of any other country with jurisdiction over the Parties or the transactions occurring under this Agreement including the obligation not to export, re-export or otherwise disclose, directly or indirectly, Items or technical data to any person or destination when such export, re-export or disclosure is in violation of Import and/or Export Laws. Applied shall provide Supplier with any and all information (“Trade Compliance Information”), to the extent the Item is Applied’s design, that may be required to comply with Import and/or Export Laws, including applicable Export Control Classification Numbers and Harmonized Tariff Schedule Numbers. Supplier shall provide Applied with any and all Trade Compliance Information to the extent the Item is Supplier’s or a Sub-tier Supplier’s design. Documentation substantiating U.S. and foreign regulatory approvals for the Items, and information required by Customs officials to substantiate the value of imported Items, including any adjustments in valuation attributable to manufacturing assists as defined by the U.S. Customs Regulations shall be provided by Supplier. In any case, Supplier shall refrain from transmitting any Specification, design, Item, or other good or documentation (or otherwise take any action or omit to take any action) in violation of the Import and/or Export Laws.
(b) Country of Manufacture. Foreign origin Items produced by Supplier shall have its packing marked with the Country of Origin as required by Import and/or Export Laws. Supplier shall complete a manufacturer’s affidavit in the form of Form F-88 (or its successor form provided by Applied), which is available through the Applied Web Site, prior to delivery of the first Item, and shall update that Form (i) as required by the Form F-88 process, or (ii) upon request by Applied. In addition, upon Applied’s request, Supplier shall provide other documentation as may be required by U.S. Customs and Border Protection or other governmental authorities with respect to Supplier’s products.
(c) Duty Drawback. Supplier will provide Applied or its agent with U.S. Customs entry data and information that Applied determines is necessary for Applied to qualify for duty drawback. Such data shall include information and receipts for duties paid, directly or indirectly, on all Items which are either imported or contain imported parts or components. Information related to serial numbers, unique part numbers, lot numbers and any other data which will assist Applied in identifying imported Items sold to Applied shall also be provided. At the time of delivery of the Items, but in no event later than thirty (30) days after each calendar quarter, Supplier will provide said documents accompanied by a completed Certificate of Delivery of Imported Merchandise or Certificate of Manufacture and Delivery of Imported Merchandise (Customs Form 331) as promulgated pursuant to 19 CFR 191, or successor regulations.
p.	Section 26(d) is replaced with the following:
Survival of Obligations. Termination or expiration of this Agreement will not relieve either Party of its obligations under Sections 8(a), 8(c), 9, 11(a) — (i), (m) — (n), and (p), 12, 17(b), 19, 20(d) — (f), 21 — 24, 26(c) — (e), (g), (i) — (k), (n), (o), (q), (r), and (s), nor will termination or expiration relieve the Parties from any liability arising prior to the date of termination or expiration.
q.	Section 26(f) is replaced with the following:
General Compliance with Laws and EEO Regulations. Each Party represents, warrants and agrees that (i) such Party’s execution, delivery and performance of this Agreement will not conflict with or violate any applicable law, rule, regulation, order, decree, or ordinance; and (ii) such Party shall comply with the requirements of 41 CFR §§ 60-1.4(a) —250.5(a), and —741.5(a), if applicable, relating to equal opportunity clauses pertaining to government contracts.

r.	Section 26(k) is replaced with the following:
General Representations. Each Party represents and warrants as follows: (i) such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; and (ii) such Party’s execution and delivery of this Agreement and performance of its obligations hereunder will not (1) violate any provision of the charter, bylaws or other governing document of such Party, or (2) conflict with, result in a breach of, or constitute a default under, any other agreement or arrangement by which such Party is bound.
s.	Section 26(i), Applicable Law, Jurisdiction, Venue, is replaced with the following:
Governing Law, Exclusive Forum. The Agreement and any dispute arising out of or in connection with the Agreement or the Parties’ relationship shall be interpreted, enforced and governed by the laws of the State of California, excluding its choice of law rules. The exclusive forum for any dispute related in any way to this Agreement or the Parties’ relationship shall lie in the courts, state or federal, of California, and venue shall lie in the courts of Santa Clara County. Items shall be deemed and shall qualify as goods under the Uniform Commercial Code as adopted in California. Each Party consents to personal jurisdiction in the above courts. Notwithstanding the foregoing, Applied shall have the right to seek injunctive relief, including preliminary and permanent injunctive relief, in any court of competent jurisdiction, including, without limitation, to enforce Applied’s rights under Sections 9 and 11, or to otherwise enforce any judgment made hereunder.
t.	The following provisions are added as new subsections to Section 26 of the GSA:
(t) Electronics Industry Code of Conduct. Supplier acknowledges that Applied has adopted and supports the Electronics Industry Code of Conduct, which is set forth on Applied’s Web Site as Attachment 21. Supplier acknowledges it has reviewed, complied with, and will implement this code and will use commercially reasonable efforts to encourage its Sub-tier Suppliers to implement this code.
(u) Notifications to Applied. Supplier shall promptly notify Applied in writing as soon as possible before, and in any event prior to the occurrence of, (i) Supplier’s acquisition of a majority of the capital stock of, or substantially all of the assets of, a third party or business division of a third party that directly or indirectly provides goods or services to Applied; (ii) a significant change in leadership roles at Supplier, a business division of Supplier, or factory or physical plant of Supplier, which is involved in Supplier’s performance of this Agreement; (iii) any problem or other issue that a reasonable person in the position of Supplier would believe could negatively impact Supplier’s ability to perform its obligations under this Agreement (including making on-time deliveries); or (iv) any material change to Supplier’s information, inventory management, or financial management systems or processes.
IN WITNESS WHEREOF, each party has caused this Amendment to be executed by its duly authorized representative.

APPLIED MATERIALS, INC.		ADVANCED ENERGY INDUSTRIES, INC.

By:	/s/ George Alasajan Name: George Alasajan	By:	/s/ Hans Betz Name: Hans Betz
	Title: Not provided		Title: CEO

Note:	This Amendment was not signed by Advanced Energy Industries until January 28, 2011

Lead
Time
(business
days
including
						transit	Lead
						time	Time
						estimate	(business		Refurb
						using	days		Cycle
						AMAT	excluding		Time
						freight	in-transit	Section 12	(Typical		Item	Royalty
						routing	time;	Warranty	business		Category	(% of
					Item	guide;	item	(Months	days	Contract	Unrestricted	item
	AMAT		AE	AE	Contract	item on	NOT on	from AE	required	Type	Royalty	Contract			AE
AMAT	Rev	AE Part	Rev	Platform /	Price per	CSP	CSP	invoice	by refurb	1 = Direct	Restricted	Price per		AMAT	Product
PIN	Level	Number	Level	Description	Unit	forecast)	forecast)	date)	process)	5 – VMI	Exclusive	Unit)	Notes	BU	Family
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